Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the A Ordinary Shares, par value £0.30 per share, of Eros International Plc, an Isle of Man private limited company, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 10th day of June, 2015.

/s/ Kishore Lulla
Kishore Lulla

/s/ Vijay Ahuja
Vijay Ahuja

Beech Investments Limited

By:	/s/ Jonathan Needham
Name:	Jonathan Needham
Title:	Director